Exhibit 99.1

Safe & Green Holdings Corp. Announces Pricing of Approximately $8.0 Million Private Placement

April 14, 2025

MIAMI, FL, April 14, 2025 (GLOBE NEWSWIRE) -- Safe & Green Holdings Corp. (NASDAQ: SGBX) (“Safe & Green Holdings” or the “Company”), a leading developer, designer, and fabricator of modular structures, today announced the pricing of a Private Placement with gross proceeds to the Company expected to be approximately $8.0 million.

The offering consists of 20,408,160 Common Units (or Pre-Funded Units), each consisting of (i) one (1) share of Common Stock or one (1) Pre-Funded Warrant, (ii) one (1) Series A Registered Common Warrant to purchase one (1) share of Common Stock per warrant at an exercise price of $0.784 (the “Series A Warrants”) and (iii) one (1) Series B Registered Common Warrant to purchase one (1) share of Common Stock per warrant at an exercise price of $0.98 the “Series B Warrants” and together with the Series A Warrants, the “Warrants”). The public offering price per Common Unit is $0.392 (or $0.3919 for each Pre-Funded Unit, which is equal to the public offering price per Common Unit to be sold in the offering minus an exercise price of $0.0001 per Pre-Funded Warrant). The Pre-Funded Warrants will be immediately exercisable and may be exercised at any time until exercised in full. For each Pre-Funded Unit sold in the offering, the number of Common Units in the offering will be decreased on a one-for-one basis. The initial exercise price of each Series A Warrant is $0.784 per share of Common Stock. The Series A Warrants are exercisable following stockholder approval and expire sixty (60) months thereafter. The number of securities issuable under the Series A Warrants is subject to adjustment as described in more detail in the report on the Company’s Current Report on Form 8-K to be filed with the SEC in connection with the offering (the “8-K”). The initial exercise price of each Series B Warrant is $0.98 per share of Common Stock or pursuant to an alternative cashless exercise option. The Series B Common Warrants are exercisable following stockholder approval and expire thirty (30) months thereafter. The number of securities issuable under the Series B Warrants is subject to adjustment as described in more detail in the 8-K.

The aggregate gross proceeds to the Company are expected to be approximately $8.0 million, before deducting placement agent discounts and expenses. The transaction is expected to close on or about April 14, 2025, subject to the satisfaction of customary closing conditions. The Company expects to use the net proceeds from the offering, together with its existing cash, for working capital, general corporate purposes and equipment for expansion.

D. Boral Capital is acting as the Exclusive Placement Agent for the Offering. Sichenzia Ross Ference Carmel LLP is acting as counsel to the Company. Lucosky Brookman LLP is acting as counsel to D. Boral Capital.

The securities described above are being sold in a private placement transaction not involving a public offering and have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws. Accordingly, the securities may not be reoffered or resold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws. The securities were offered only to accredited investors. Pursuant to a registration rights agreement with the investors, the Company has agreed to file one or more registration statements with the SEC covering the resale of the Common Stock and the Shares issuable upon exercise of the Pre-Funded Warrants and Warrants.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Safe & Green Holdings Corp.

Safe & Green Holdings Corp., a leading modular solutions company, operates under core capabilities which include the development, design, and fabrication of modular structures, meeting the demand for safe and green solutions across various industries. The firm supports third-party and in-house developers, architects, builders, and owners in achieving faster execution, greener construction, and buildings of higher value. For more information, visit https://www.safeandgreenholdings.com/ and follow us at @SGHcorp on Twitter.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains statements that may be deemed “forward-looking statements” within the meaning of U.S. securities laws, including statements regarding clinical trials, expected operations and upcoming developments. All statements in this press release other than statements of historical fact are forward-looking statements. These forward-looking statements may be identified by future verbs, as well as terms such as “expect” “potential,” “anticipating,” “planning” and similar expressions or the negatives thereof. Such statements are based upon certain assumptions and assessments made by management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate.